CONTACT: William S. Aichele
                       UNIVEST CORPORATION OF PENNSYLVANIA
                       Chairman, President and CEO
                       215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL BANK AND TRUST CO.
REPORTS SOLID FIRST QUARTER EARNINGS

Souderton, Pa, April 27, 2005 — Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $5,771,000 or $.45 basic net income per share for the first quarter ended March 31, 2005. This represents an increase of 5.9% in net income and basic net income per share of 4.7% over the same period ended March 31, 2004.

On April 1, 2005, Univest Corporation paid a quarterly cash dividend of $.17 per share on 12,871,877 shares, which is restated to give effect to the three-for-two split in the form of a dividend declared on March 23, 2005 to be distributed on April 29, 2005.

Diluted earnings per share were $.44 and $.42 for the three months ended March 31, 2005 and 2004 respectively.

Assets totaled $1,666,935,000 and net worth totaled $161,593,000 as of March 31, 2005.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its Web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

Univest Corporation of Pennsylvania and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks, Chester and Montgomery counties through a network of 35 financial service centers and 39 ATM locations.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

UNIVEST CORP OF PENNSYLVANIA FINANCIAL SUMMARY HIGHLIGHTS ATTACHED.
FOR MORE INFORMATION call William S. Aichele, Chairman, President and Chief Executive Officer, 215-721-2457.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
(In thousands, except per share data)

	For the Quarter Ended,
	March 31, 2005	March 31, 2004	% CHANGE

Net interest income	$14,187	$13,901	2.06%

Provision for loan losses	$450	$674	-33.23%

Net interest income after
provision for loan losses	$13,737	$13,227	3.86%

Net income	$5,771	$5,450	5.89%

Net income per share:

Basic	$0.45	$0.43	4.65%

Diluted	$0.44	$0.42	4.76%

Dividends per share	$0.17	$0.17	0.00%

	March 31, 2005	March 31, 2004	% CHANGE

Total assets	$1,666,935	$1,624,403	2.62%

Total shareholders' equity	$161,593	$150,921	7.07%

Total deposits	$1,298,584	$1,233,776	5.25%

*Per share data has been restated to give effect to a three-for-two stock split in the form of a dividend declared on March 23, 2005 to be distributed on April 29, 2005.

FOR MORE INFORMATION call William S. Aichele, Chairman, President and CEO at (215) 721-2457.